Exhibit 10.2

Performance-Based Award Agreement

NORTHERN OIL AND GAS, INC.
2013 INCENTIVE PLAN

Restricted Stock Award Agreement

Northern Oil and Gas, Inc. (the “Company”), pursuant to its 2013 Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock to you, the Participant named below. The Restricted Stock Award is governed by this Restricted Stock Award Agreement (this “Agreement”), consisting of this cover page and the Terms and Conditions and Exhibit A on the following pages, and the Plan document, a copy of which has been provided to you. Unless otherwise indicated herein, to the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: Thomas Stoelk
Number of Shares of Restricted Stock: 341,530	Grant Date:April 8, 2016

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award; provided, however, that to the extent any term of this Agreement is inconsistent with the terms of any then-effective written employment or severance agreement between you and the Company or any Affiliate, such written employment or severance agreement shall govern (so long as not in violation of the Plan). You acknowledge that you have had an opportunity to have this Agreement and the Plan reviewed by your legal and tax advisers, and hereby attest that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents or Affiliates. You hereby agree that all questions of interpretation and administration relating to this Agreement and the Plan shall be solely resolved by the Committee.

PARTICIPANT:	NORTHERN OIL AND GAS, INC.:

/s/ Thomas Stoelk	By: /s/ Michael Reger
Title: Chief Executive Officer

Northern Oil and Gas, Inc.
2013 Incentive Plan
Restricted Stock Award Agreement

Terms and Conditions

1.
Grant of Restricted Stock. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement. Unless and until these Shares vest as provided in Section 4 below, they are subject to the restrictions specified in Section 3 of this Agreement and are referred to as “Restricted Shares.”

2.
Delivery of Restricted Shares. As soon as practicable after the Grant Date, the Company will issue one or more certificates for, or cause its transfer agent to maintain a book entry account reflecting the issuance of, the Restricted Shares in your name. The Secretary of the Company, or the Company's transfer agent, will hold the certificate(s) for the Restricted Shares, or cause such Restricted Shares to be maintained as restricted shares in a book entry account, until the Restricted Shares either vest as provided in Section 4 or are forfeited as provided in Section 6. Any certificate(s) issued for Restricted Shares will bear the legend specified in Section 10, and any book entry accounts that reflect the issuance of such Restricted Shares will be accompanied by comparable stop transfer instructions. Your right to receive this Restricted Stock Award is conditioned upon your execution and delivery to the Company of all stock powers or other instruments of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.

3.	Applicable Restrictions.

(a)    Beginning on the Grant Date, you shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares except as follows (the “Restrictions”):

(i)	dividends and other distributions declared and paid with respect to the Restricted Shares before they vest shall be subject to Section 3(c);

(ii)
none of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered, subjected to a levy or attachment or disposed of before they vest other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan; and

(iii)	all or a portion of the Restricted Shares may be forfeited in accordance with Section 6.

(b)    Any attempt to transfer or dispose of any Restricted Shares in a manner contrary to the Restrictions shall be void and of no effect.

(c)    You will be entitled to receive regular cash dividends with respect to outstanding Restricted Shares, but any other dividends or distributions payable or distributable with respect to outstanding Restricted Shares, including any Shares or other property or securities distributable as the result of any equity restructuring or other change in corporate capitalization described in Section 12(a) of the Plan, shall be retained and held by the Company subject to the same Restrictions, performance and vesting conditions and any other terms of this Agreement to which the underlying Restricted Shares are subject. At the time the underlying Restricted Shares vest, the Company shall deliver to you (without interest) the portion of such retained dividends and distributions that relate to the Shares that have vested. In the event that the underlying Restricted Shares are forfeited, the portion of such retained dividends and distributions that relate to such Shares shall also be forfeited.

4.	Vesting of Restricted Shares.

(a)Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Restricted Shares will vest in accordance with the performance criteria and vesting schedule set forth on Exhibit A.

(b)Accelerated Vesting. Notwithstanding Section 4(a), any outstanding Restricted Shares will vest as if target-level performance had been achieved upon the earlier to occur of (i) the involuntary termination of your Service for reasons other than Cause or your voluntary termination of your Service for Good Reason, or (ii) a Change in Control that occurs while you continue to be a Service Provider. For the purposes of this Section 4(b), Cause, Good Reason and Change in Control shall have the meanings ascribed to them in the Amended and Restated Employment Agreement between the Company and Thomas Stoelk dated April 8, 2016.

5.
Release of Unrestricted Shares. Upon the vesting of Restricted Shares and the corresponding lapse of the Restrictions, and after the Company has determined that all conditions to the release of unrestricted Shares, including Section 8 of this Agreement, have been satisfied, it shall release to you the unrestricted Shares, as evidenced by issuance of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent.

6.
Forfeiture of Restricted Shares. Subject to Section 4(b), if your Service terminates before all of the Restricted Shares have vested, or if you attempt to transfer Restricted Shares in a manner contrary to the Restrictions, you will immediately forfeit all unvested Restricted Shares, which shall be returned to the Company for cancellation.

7.
83(b) Election. You may make and file with the Internal Revenue Service an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares hereunder, electing to include in your gross income as of the Grant Date the Fair Market Value of the Restricted Shares as of the Grant Date. You shall promptly provide a copy of such election to the Company. If you make and file such an election, you shall make such arrangements in accordance with Section 8 as are satisfactory to the Committee to provide for the timely payment of all applicable withholding taxes. You are strongly encouraged to seek the advice of your own tax consultants in connection with the Restricted Shares granted pursuant to the Plan and this Agreement, and the advisability of filing an election under Section 83(b) of the Code.

YOU ACKNOLWEDGE THAT IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY'S OR ANY AFFILIATE TO TIMELY FILE AN ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF YOU REQUEST THE COMPANY, AFFILIATE OR THEIR REPRESENTATIVE TO MAKE THIS FILING ON YOUR BEHALF.

8.
Withholding Taxes. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any federal, state, local or foreign withholding taxes that may be due as a result of the receipt or vesting of Restricted Shares, and the Company may defer the release to you of any and all unrestricted Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan. You may satisfy some or all of such withholding tax obligations by delivering Shares you already own or by forfeiting and directing the Company to retain a portion of the unrestricted Shares that would otherwise be released to you.

9.
Legality of Initial Issuance. No Restricted Shares shall be issued unless and until the Committee has determined that: (i) you and the Company have taken all actions required to register the Restricted Shares under the Securities Act of 1933 or to perfect an exemption from the registration requirements thereof, if applicable; (ii) all applicable listing requirements of any stock exchange or other securities market on which the Restricted Shares are listed have been satisfied; and (iii) any other applicable provision of state or U.S. federal law or other applicable law has been satisfied.

10.	Restrictive Legend. Any certificate representing Restricted Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER, AND THE POSSIBLE FORFEITURE OF SUCH SHARES TO NORTHERN OIL AND GAS, INC. WITHOUT CONSIDERATION, AS SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN NORTHERN OIL AND GAS, INC. AND THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE REGISTERED OWNER.
You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent. The Company shall not be required (i) to transfer on its books any Shares that have purportedly been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any transferee to whom such Shares shall have been purportedly sold or transferred in violation of any of the provisions of this Agreement.

11.
Governing Plan Document. This Agreement and the Restricted Stock Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. Any question or dispute regarding the interpretation of this Agreement or the receipt of the Restricted Shares or Shares hereunder shall be submitted by you to the Committee. The resolution of such dispute by the Committee shall be final and binding on all parties.

12.
Governing Law/Venue. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles). Each party to this Agreement hereby irrevocable submits to the exclusive jurisdiction of the state and federal courts in Minnesota, for the purposes of any proceeding arising out of or based upon this Agreement.

13.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.
Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

15.
Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile or email of a PDF, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

16.
Construction; Severability. The captions used in this Agreement are inserted for convenience and in no way define, limit or interpret the scope of this Agreement or of a particular section. Except where otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

17.
Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed to be a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed to be a waiver or relinquishment of such right or power at any other time or times.

18.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391, fax 952-476-9801, and all notices or communications by the Company to you may be given to you personally or may be mailed or emailed to you at the applicable address indicated in the Company's records as your most recent mailing or email address.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.

EXHIBIT A
Northern Oil and Gas, Inc.
2013 Incentive Plan
Restricted Stock Award Agreement

Performance-Based Vesting Requirements
This Exhibit A to the Restricted Stock Agreement sets forth the performance-based vesting conditions of the Restricted Shares granted pursuant to this Agreement.
(a)Number of Performance-Based Restricted Shares. The number of Restricted Shares specified in the cover page of this Agreement shall be divided into four equal tranches composed of an equivalent number of Restricted Shares (each such tranche being the “Annual Tranche”). Each Annual Tranche shall be assigned to one of the annual performance periods for the calendar years 2016, 2017, 2018 and 2019 (each, a “Performance Period”).

(b)Vesting. Following the end of each Performance Period, the Committee will certify the level of Relative Total Shareholder Return (as defined below) achieved by the Company for such Performance Period. The Restricted Shares in the applicable Annual Tranche will be subject to forfeiture and cancellation by the Company if the Company's performance during such Performance Period does not meet or exceed the target percentile rank as set forth below for such Performance Period. Performance at or above the target percentile rank will result in the Restricted Shares in each Annual Tranche becoming vested as follows:

Company's Relative Total Shareholder Return Rank	Percentage of Annual Tranche Vesting
< 50%	0%
= 50% and < 75%	100%
≥ 75%	150%

In addition to the 341,530 Restricted Shares initially issued and specified on the cover page of this Agreement, the Company will reserve 170,764 additional shares to allow for the potential supplemental issuance of some or all of such shares in the event that Company performance at or above the 75th percentile for one or more Performance Periods requires such supplemental issuance to provide for vesting at the 150% level. However, Mr. Stoelk acknowledges and agrees that his potential right to receive 56,258 of such additional shares is subject to the Company obtaining shareholder approval after the grant date to add at least that many shares to the Plan, because on the grant date hereof there is only availability under the Plan to reserve 114,506 of such additional shares (i.e. a shortfall of 56,258 shares).

(c)Calculation of Total Shareholder Return. At the end of each Performance Period, the total shareholder return (“Total Shareholder Return” or “TSR”) of the Company and each of the Peer Group Companies (as defined below) shall be calculated by dividing (i) the Closing Share Value, as such synonymous term is defined for purposes of the Company’s Long-Term Equity Incentive Program for executive officers approved by the Committee for such year (the “Program”) by (ii) the Opening Share Value, as such synonymous term is defined under the Program. For the avoidance of doubt, for calendar year 2016, “Closing Share Value” and “Opening Share Value” shall equal the simple average closing price per share for each trading day during 2016 and 2015, respectively.

The TSR of the Company and each of the Peer Group Companies shall be adjusted to give appropriate effects to any stock splits, reverse stock splits and similar transactions, as determined by the Committee.

(d)Calculation of Relative Total Shareholder Return. The Company's “Relative Total Shareholder Return” means the Company's TSR relative to the TSR of the Peer Group Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Peer Group Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the companies in the Peer Group will be determined as follows:

P = 1 -	R - 1
N - 1

where:	“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the number of Peer Group Companies, plus the Company.
“R” represents the Company's ranking among the Peer Group Companies.
Example: If there are 12 Peer Group Companies and the Company ranked 4th, the performance would be at the 75th percentile: .75 = 1 - ((4-1)/(13-1)).
(e)Peer Group Companies. The “Peer Group Companies” for each Performance Period shall be those companies that the Committee, with the input of Participant, has chosen to comprise the peer group under the Program, as disclosed in the Company's Proxy Statement for the fiscal year that corresponds to the Performance Period. The initial Peer Group Companies for the 2016 Performance Period are as follows:

Abraxas Petroleum Corporation	Oasis Petroleum Inc.
Continental Resources, Inc.	QEP Resources, Inc.
Emerald Oil, Inc.	SM Energy Company
Halcon Resources Corporation	Triangle Petroleum Corporation
Resolute Energy Corporation	Whiting Petroleum Corporation
Legacy Reserves LP	WPX Energy, Inc.

The Peer Group Companies shall be modified in the following events:
(1)    In the event of a merger, acquisition or business combination of a Peer Group Company with or by another Peer Group Company, the surviving entity shall remain a Peer Group Company and the non-surviving entity shall be replaced in the Peer Group Companies for the period in question by a Stand-In Peer (as defined below).

(2)    In the event of a merger of a Peer Group Company with an entity that is not a Peer Group Company, or the acquisition or business combination transaction of a Peer Group Company by or with an entity that is not a Peer Group Company, in each case where the Peer Group Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Group Company.

(3)    In the event of a merger or acquisition or business combination transaction of a Peer Group Company by or with an entity that is not a Peer Group Company or a “going private” transaction involving a Peer Group Company, in each case where the Peer Group Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Group Company for the period in question and shall be replaced in the Peer Group Companies for the period in question by a Stand-In Peer (as defined below).

(4)    In the event a Peer Group Company, (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations, in each case, the company will remain a Peer Group Company and the TSR for the Performance Period will be negative one hundred percent (-100%).

For purposes hereof, a “Stand-In Peer” shall be a dummy entity for purposes of calculating the Company’s Relative Total Shareholder Return for a Performance Period during which one or more actual companies cease to be Peer Group Companies pursuant to the foregoing paragraphs 5(a) or 5(c). For the period in question, a Stand-In Peer’s TSR shall be deemed to be equal to the average TSR of all remaining Peer Group Companies (excluding the Stand-In Peers).

Example: If there are originally 12 Peer Group Companies, and two such companies cease to be Peer Group Companies during a Performance Period pursuant to the foregoing paragraphs 5(a) or 5(c), they shall be replaced by two Stand-In Peers. Each such Stand-In Peer shall be deemed to have a TSR equal to the simple average of the TSRs of the ten remaining actual Peer Group Companies.

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